Exhibit 10.3
First Amendment to
Employment Agreement by and Between
Galectin Therapeutics Inc.
and Joel Lewis

The Employment Agreement by and between Galectin Therapeutics Inc. (the “Company”) and Joel Lewis (“Executive”) dated August 31, 2020 (the “Employment Agreement”) is hereby amended effective July 25, 2022 as set forth herein (the “First Amendment”). Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Employment Agreement.

RECITALS

WHEREAS, the Company and the Executive hereby wish to amend the Employment Agreement (i) to extend the term of the Employment Agreement, (ii) provide for the payment of 80% of Executive’s base salary earned in calendar year 2023 in the form of DSUs pursuant to the terms of a new DSU agreement to be entered into concurrently with the execution of this First Amendment and (iii) to clarify the circumstances pursuant to which the Executive will be entitled to receive severance pay and benefits as a result of the Company’s issuance of a notice of nonrenewal of the Employment Agreement.

AMENDMENT

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

I

Section 2 of the Employment Agreement is hereby amended to read as follows:

2.            Term.  Unless sooner terminated as provided herein, Executive’s term of continued employment hereunder shall commence on September 2, 2020 and continue until December 31, 2024. (the “Initial Term”).  Unless either party provides written notice of non-renewal at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, as defined below, this Agreement shall automatically renew for a period of twelve (12) months and shall automatically be renewed thereafter for subsequent terms of twelve (12) months (each, a “Renewal Term”; the Initial Term and any Renewal Terms are referred to herein collectively as the “Term”).

II

Section 4(a) of the Employment Agreement is hereby amended effective for periods commencing on and after January 1, 2023 to read as follows:

 (i)            One-fifth (1/5th) of Executive’s Base Salary earned in calendar year 2023 shall be paid in cash in accordance with the Company’s customary payroll practices.

 (ii)           Four-fifths (4/5ths) of Executive’s Base Salary earned in calendar year 2023 will be delivered to Executive in the form of deferred stock units (“DSUs”) granted under the Company’s 2019 Omnibus Equity Incentive Plan (the “Equity Plan”) in accordance with the terms of the Deferred Stock Unit Agreement attached hereto as Exhibit A (the “2023 DSU Award Agreement”).  The DSUs credited to Executive’s account under the 2023 DSU Award Agreement grant will be subject to the terms and conditions set forth in the 2023 DSU Award Agreement and the Equity Plan.

All Base Salary earned by Executive after December 31, 2023 will be paid in cash in accordance with the Company’s customary payroll practices.  For avoidance of doubt, all Base Salary for periods prior to January 1, 2023 shall be paid under the Employment Agreement without consideration of this Section II of this First Amendment.  The DSU Award Agreement under the Agreement shall hereinafter referred to as the 2020 DSU Award Agreement  and the 2020 DSU Award Agreement, the 2023 DSU Award Agreement and any subsequent DSU award agreements entered into by Company and Executive are collectively the “DSU Award Agreements”.  Executive’s Base Salary shall be subject to periodic review and adjustment by the Compensation Committee of the Company’s Board of Directors in its sole discretion.

III

Section 7(c) of the Employment Agreement is hereby amended to read as follows:

(c)           If either (i) Executive terminates his employment for Good Reason (ii) the Company terminates Executive’s employment without Cause, or if this Employment Agreement expires as a result of the Company giving written notice of non-renewal in accordance with Section 2, then the Company shall pay to Executive (1) the Accrued Benefits, (2) a lump sum amount equal to twelve (12) months of Executive’s Base Salary payable within thirty (30) days after the date of such termination, and (3) the Performance Bonus, if any, for the year in which termination occurs, based on actual individual and Company performance results and multiplied by a fraction, (A) the numerator of which shall be the number of days elapsed from the beginning of the fiscal year in which such termination occurs and (B) the denominator of which shall be 365, payable in accordance with Section 4(b); provided, however, that the portion of the Performance Bonus payable in the form of DSUs, will be paid in accordance with the terms of the DSU Award Agreements.  Notwithstanding the foregoing, the payments described in clauses (2) and (3) above are expressly conditioned upon Executive executing returning a full release of the Company and its affiliates and from all obligations (other than the obligations set forth in this Section 7(c))  and any usual and customary indemnification obligations of the Company to Executive as an officer thereof), in substantially the form attached hereto as Exhibit B (the “General Release”), and such General Release becoming final, binding and irrevocable no later than sixty (60) days after Executive’s employment termination date.  The Company shall not be obligated to make any payments pursuant to this Section 7(c) (except for the Accrued Benefits) until it has received the General Release and such General Release has become final, binding and irrevocable.

IV

Except as set forth herein, the Employment Agreement shall remain in full force and effect.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties hereto executed this Amendment as of the date first written above.
GALECTIN THERAPEUTICS INC.

By:	/s/ Kevin D. Freeman
Name: Kevin D. Freeman
Title: Vice-Chairman and Authorized Director

Address:

4960 Peachtree Industrial Boulevard
Suite 240
Norcross, GA 30071

EXECUTIVE:

/s/ Joel Lewis
Name: Joel Lewis